SCHEDULE A
                                       TO
                            THE CUSTODIAN AGREEMENT
                                    BETWEEN
                      FIRST TRUST EXCHANGE-TRADED FUND III
                                      and
                         BROWN BROTHERS HARRIMAN & CO.
                           Dated as of March 27, 2014

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of January 25, 2013


                First Trust Preferred Securities and Income ETF
                       First Trust Managed Municipal ETF